Exhibit 99.02

                                   SCHEDULE F

                        Hyperion Telecommunications, Inc.

                Form of Financial Information and Operating Data
               of the Pledged Subsidiaries and the Joint Ventures

Data presented for the quarter ended:                    12/31/97

                         Unaudited

                                                           Total
FINANCIAL DATA (dollars in thousands)(a):
Total Revenue                                         $    3,192.3
Total Capital Expenditures                            $   14,431.8
Total EBITDA                                          $     (758.1)

Gross Property, Plant & Equipment                     $  124,520.6

STATISTICAL DATA(b):
As of December 31, 1997:
Networks in Operation
Route Miles                                                  2,583
Fiber Miles                                                116,263
Buildings connected                                          1,057
LEC-COs collocated                                              46
Voice Grade Equivalent Circuits                            374,952
Access Lines Sold                                           13,545
Access Lines Installed                                       6,908

(a) Financial Data represents 100% of the operations of all entities except Hyperion of Florida, which is reflected at Hyperion's ownership in the Jacksonville network, which is 20%.
(b) Statistical Data represents 100% of operating data for all entities